EXHIBIT 10.4

POST-CLOSING AGREEMENT

(Landstown Commons, Virginia Beach, Virginia)

This Post-Closing Agreement (this “Agreement”) is dated as of the 25th day of March, 2011 (the “Effective Date”) and is entered into by the following parties:

SELLER:

MOUNTAIN VENTURES VIRGINIA BEACH, LLC, a Delaware limited   liability company

BUYER:

INLAND DIVERSIFIED VIRGINIA BEACH LANDSTOWN, L.L.C., a Delaware limited liability company, or its nominee

The Property.

As of the date hereof, Buyer has acquired from Seller that certain real property located at 3334 Princess Anne Road, Virginia Beach, Virginia and commonly known as Landstown Commons Shopping Center (the “Property”) and all of the right, title and interest of Seller in, to and under all leases of the Property (collectively, the “Leases”).

Indemnity.

In connection with Buyer's due diligence investigation of the Property and the Leases, Buyer has identified certain potential issues that may arise after the Effective Date, and Seller hereby covenants and agrees to perform certain post-closing actions and to indemnify, defend and hold Buyer, its members, directors, officers, employees, partners, lenders and agents harmless from and against all claims, actions, losses, damages, costs and expenses, including, but not limited to, reasonable attorney’s fees and court costs and liabilities (except those caused by the willful misconduct or negligent acts or omissions of Buyer or its directors, officers, employees, partners, lenders and agents) (the “Indemnification”) (collectively, the “Indemnified Parties”), arising out of such issues as specifically stated in Paragraphs 3, 4, 5, 6,  10, 11 and 12, below (the “Indemnity Issues”).  Buyer shall notify Seller promptly upon learning of such claim and will forward a copy of any written notice regarding such claim to Seller within three business days after Buyer's receipt of such notice. Seller shall have the right to negotiate a resolution directly with any claimant and to engage counsel of its choice to defend Buyer pursuant to this Agreement, all at Seller's expense.  Notwithstanding any other provision of this Agreement, Seller's Indemnification obligations hereunder shall only apply to claims related to the Indemnity Issues made within four years after the Effective Date and continuing for so long thereafter as required to resolve Indemnity Issues raised during the 4-year period (the “Indemnification Period”), thereafter, this Agreement shall terminate.

1.

Building Heights.

The Indemnification shall apply to any third-party claim that the height of Building V and/or Buildings K through T (as such buildings are identified on the survey of the Property) violate(s) the Reciprocal Easement Agreement dated January 19, 2007, between Kohl’s Department Stores, Inc. and Mountain Ventures Virginia Beach, LLC (the “REA”), the Lease dated October 23, 2006, by and between TGC Virginia Beach Associates, L.P. (predecessor in interest to Mountain Ventures Virginia Beach, LLC), as Landlord, and Best Buy Stores, L.P., as Tenant, or the Deed of Lease dated October 18, 2006, by and between TGC Virginia Beach Associates, L.P. (predecessor in interest to Mountain Ventures Virginia Beach, LLC), as Landlord, and Ross Dress For Less, Inc., as Tenant.  Buyer hereby grants Seller the right, at Seller’s option and in addition to other possible resolutions, to reduce the height of architectural features on Building V and/or Buildings K through T in order to resolve any such third-party claim.  Any remedial work performed by or on behalf of Seller shall be subject to Buyer's prior written approval of the plans therefor, which approval shall not be unreasonably withheld, conditioned, or delayed, and shall be performed in a manner that minimizes any disruption to the operation of the shopping center on the Property.

2.

Longhorn Steakhouse Exclusive.

The Indemnification shall apply to any claim by Rare Hospitality International, Inc. d/b/a Longhorn Steakhouse, that the Japanese steakhouse and sushi bar being operated pursuant to the Lease Agreement dated April 16, 2008, between Mountain Ventures Virginia Beach, LLC, as Landlord, and Hang Huang and Qi Lian Huang t/a Ninja Japanese Steakhouse & Sushi, as Tenant, violates the restriction against another “steakhouse restaurant similar to Longhorn Steakhouse…” as stated in Section 23.1 of the Ground Lease dated June 29, 2007, between Mountain Ventures Virginia Beach, LLC, as Landlord, and Rare Hospitality International, Inc., as Tenant.

3.

Bed Bath & Beyond Prohibited Use.

The Indemnification shall apply to any claim by Bed Bath & Beyond, Inc. that the state-run liquor store operated by the Virginia Department of Alcoholic Beverage Control violates the prohibition against any “bar, tavern, or other establishment selling alcoholic beverages for on or off-premises consumption…” as stated in Exhibit M of the Lease Agreement dated as of January 29, 2007, between Mountain Ventures Virginia Beach, LLC, as Landlord, and Bed Bath & Beyond, Inc., as Tenant, as modified by that certain consent letter from Bed Bath & Beyond, Inc. dated March 23, 2010.

6.

World Champion Tae Kwon Do.

The Indemnification shall apply to any third-party claim that the operation of a “Tae Kwon Do martial arts facility for children, adults and families, and for no other purpose” as permitted in the Lease Agreement dated as of September 1, 2010, between Mountain Ventures Virginia Beach, LLC, as Landlord, and Chun Ma Tae Kwon Do, Inc., as Tenant, violates Section 5.1(a)(xvii) of the REA.

 At Closing, Seller hereby agrees to deposit into a joint order escrow (modified to conform with the terms hereof) at Chicago Title Insurance Company (“CTT”) in the sum of Eighty-one Thousand Six Hundred Ninety-five and 61/100 Dollars ($81,695.61), which is the sum contingently due and payable to the tenant under the Tae Kwon Do Lease for the period beginning on the date of Closing and extending through the earlier to occur of (a) the expiration or termination of tenant's obligation to pay rent for its former location, and (b) January 8, 2012 (the “Relocation Credit Term”), as and for a tenant relocation allowance (the “Relocation

Credit”).  A prorated payment of the Relocation Credit to the tenant shall be made from the escrow by CTT on a monthly basis upon the joint direction of Seller and Purchaser for each month during the Relocation Credit Term.  Payment of the Relocation Credit to the tenant is contingent upon the tenant being responsible for the payment of rent and charges under its existing off-site lease. Any amount remaining in the escrow at the expiration of the Relocation Credit Term shall be promptly refunded to Seller.

7.

Roof Warranties.

Within ninety (90) days from the date of Closing, Seller hereby agrees, at the sole cost and expense of Seller, to cause the roof warranty providers of the roof warranties described upon Exhibit “A,” and made a part hereof, to acknowledge the transfer of the roof warranties into the name of Buyer.

Kohl’s Reciprocal Easement Agreement Amendment.

Within forty-five days from the date of Closing (or as soon thereafter as possible with diligent effort on the part of Seller), Seller shall obtain, at the sole cost and expense of Seller, the agreement of Kohl’s to an amendment to that certain Reciprocal Easement Agreement between Kohl’s Department Stores, Inc. and Buyer (as successor in interest to Mountain Ventures Virginia Beach, LLC) in substantially the same form as approved by Buyer prior to the date of this Agreement (the “REA Amendment”).  Buyer’s lender (Bank of America) has agreed that it will, (a) consent to Buyer’s execution, delivery and recordation of the REA Amendment and (b) execute and deliver such documentation as may reasonably be required to subordinate the lien of the Deed of Trust to the REA Amendment, provided that Buyer (x) records the REA Amendment in the applicable land records, (y) executes and delivers to Bank of America a modification of the Deed of Trust to include the REA Amendment in the legal description of the encumbered property and causes the same to be recorded in the applicable land records and ( z ) causes the issuance of an endorsement to Bank of America's mortgagee title insurance policy and to Buyer’s Owner’s policy to include the REA Amendment in the description of the insured premises.  Seller agrees to pay the reasonable and actual costs and expenses of issuance of the referenced endorsements, if any, and also of Bank of America incurred in regard to the foregoing.

8.

Estoppels.  The Indemnification shall apply to any claim which arises from the “Estoppel Issues” described upon Exhibit “B,” attached hereto and made a part hereof together with any claim, loss, cost or expense arising from the CAM and insurance matters described by the March 17, 2011 Ross estoppel, further together with such matters as applicable also to calendar year 2010 and the first quarter of calendar year 2011.

9.

Storm Water Management.

By the terms of the Property title exception documents and the conveyance deed, Buyer assumed the obligations of the “Covenantor” set forth in that certain Stormwater Management Facilities Maintenance Agreement (the “Stormwater Agreement”) dated October 12, 2006 and recorded as Instrument No. 20070123000104680 entered into by and between Seller, as

Covenantor, and the City of Virginia Beach (the “City”).   As a condition to Closing, the Purchaser requested an acceptable estoppel from the City that all the obligations under the Stormwater Agreement had been met and there existed no default thereunder.  As of the date of Closing, the City had not issued the requested estoppel.  Seller covenants and agrees to utilize commercially reasonable efforts to obtain an estoppel or written confirmation of status from the City, reasonably acceptable to Buyer, which states at a minimum that the Stormwater Agreement has not been modified, is in full force and effect, and that Seller has satisfied all undertakings to have been satisfied by Seller thereunder (the “Stormwater Undertaking”).  The Indemnification shall apply to matters arising from the Stormwater Undertaking.

10.

Access Road.

Seller has disclosed to Buyer that Seller has been working on a proposed Reciprocal Easement Agreement and Deed of Vacation of Easement (the “Cross Access Easement”) between Seller, Kohl’s Department Stores, Inc., the City and PNC Bank (collectively, the “Cross Access Parties”).   The intent of the Cross Access Parties is to secure additional access to and from the Property from and to Winterberry Lane (the “Proposed Access Road”).   Seller has deposited the sum of Twenty-two Thousand and no/100 Dollars ($22,000.00) (the “Deposit”) in a confidential escrow with Troutman Sanders, LLP (“Escrow Agent”) for the benefit of Daniel Cofer to secure his consent to the Cross Access Easement.  Seller hereby agrees to leave the Deposit on deposit with Escrow Agent for a period of ninety (90) days from the date of this Agreement (the “Access Review Period”) to allow Buyer an additional period of time to consider the potential benefit to the Property of the Proposed Access Road and the Cross Access Easement.   If, prior to the expiration of the Access Review Period, Buyer notifies Seller that Buyer elects to proceed with the plans for the Cross Access Easement and the Proposed Access Road, Buyer shall then be obligated to pay an amount equal to the Deposit to Seller and Seller shall then assign all of its right, title and interest in and to the Deposit to Buyer.

11.

Springing Guarantor.

  If at any time a claim is made against Seller or Buyer for which Buyer is entitled to the Indemnification hereunder,  Mr. Murray H. Goodman, a resident of the City of Palm Beach, State of Florida, his successors and assigns (collectively, the “Springing Guarantor”) hereby agrees to then have joint and several liability with Seller for the payment and performance obligations required to satisfy the claim and the Indemnification of Buyer hereunder as to that claim; provided, however, Springing Guarantor’s maximum liability hereunder shall be limited to Eight Hundred Fifty Five Thousand and no/100 Dollars ($855,000.00).

Miscellaneous.

(a)

All notices, consents and approvals required by this Agreement shall be either: (i) personally delivered; or (ii) sent via facsimile transmission; or (iii) sent by overnight courier for next-business day delivery via Federal Express, UPS, Purolator or another national reputable courier.  Said notices, consents and approvals shall be deemed received on the date the same are actually received or delivery thereof is refused.  Said notices, consents and approvals shall be sent to the parties hereto at the following addresses, unless otherwise notified in writing:

To Seller:

Mountain Ventures Virginia Beach, LLC

c/o The Goodman Company

Phillips Point, East Tower

777 South Flagler Drive, Suite 1101

West Palm Beach, Florida 33401

Attn: Lawrence A. Silvestri, General Counsel

Facsimile: 561-832-8466

To Buyer:

Inland Diversified Virginia Beach Landstown, L.L.C.

2901 Butterfield Road

Oak Brook, Illinois 60523

Attn: President

Facsimile: 630-218-4957

Copy to:

The Inland Real Estate Group, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Attn: Robert Baum, General Counsel

Facsimile: 630-218-4900 and 630-571-2360

(b)

Waiver of Jury Trial.

Each of Seller and Buyer hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (i) arising under this Agreement or any other instrument executed or delivered in connection herewith or (ii) in any way connected with or related or incidental to its dealings with respect to this Agreement or any other instrument executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise; and each of Seller and Buyer hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury.

(c)

Entire Agreement and Amendments.

This Agreement, together with any Exhibits referred to herein, constitute the entire understanding between the parties hereto and supersedes any and all prior arrangements or understandings between the parties.  This Agreement can be amended only by a writing signed by Buyer and Seller.

(d)

Exhibits.

All exhibits attached hereto are hereby incorporated by reference and made a part hereof.

(e)

Choice of Law.

This Agreement is to be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

(f)

Successors and Assigns.

Except as otherwise provided herein, the provisions and covenants contained herein shall inure to and be binding upon the heirs, successors and assigns of the parties hereto.

(g)

Section Headings.

The headings of the Sections of this Agreement are inserted solely for convenience of reference, and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(h)

Waiver.

No claim of waiver, consent or acquiescence with respect to any provision of this Agreement shall be made against either party except on the basis of a written instrument executed by or on behalf of such party.  The party for whose benefit a condition is herein inserted shall have the unilateral right to waive such condition.

(i)

Further Actions.

Each of Buyer and Seller agrees to execute such further documents, and take such further actions, as may reasonably be required to carry out the provisions of this Agreement, or any agreement or document relating hereto or entered into in connection herewith.

(j)

Neutral Construction.

Each of the parties hereto has been involved in the negotiation, review, and execution of this Agreement and each has had the opportunity to receive independent legal advice from attorneys of its choice with respect to the advisability of making and executing this Agreement.  In the event of any dispute or controversy regarding this Agreement, the parties hereto shall be considered to be the joint authors of this Agreement and no provision of this Agreement shall be interpreted against a party hereto because of authorship.

(k)

Confidentiality.

Buyer and Seller each acknowledge that the terms of this Agreement are of a confidential nature and that neither party shall disclose such terms to any third party (other than to such party’s attorneys, accountants or other advisors in connection with the subjects contemplated by this Agreement) except to the extent required by law (including SEC reporting requirements of Buyer-affiliated entities). Buyer covenants that it will not bring any of the Indemnity Issues to the attention of any of the parties who might make a claim with respect to any of such Indemnity Issues without Seller's prior written consent.

IN WITNESS WHEREOF, Buyer and Seller have executed this document as of the day and year first hereinabove written.

BUYER:

INLAND DIVERSIFIED VIRGINIA BEACH LANDSTOWN, L.L.C.,   a Delaware limited liability company

By: Inland Diversified Real Estate Trust, Inc., its member

By: /s/ Mark Cosenza

Name: Mark Cosenza

As Its: Authorized Person

Date: March 25, 2011

Signatures continue 2-pages following

SELLER:

MOUNTAIN VENTURES VIRGINIA BEACH, LLC,

a Delaware limited liability company

By: TGC Virginia Beach Associates L.P., sole member

By: VBeach GP LLC, sole general partner

By: GOODMAN PROPERTIES, INC., a Delaware

corporation, its Manager

By: /s/ Lawrence A. Silvestri

Name: Lawrence A. Silvestri

As Its: Vice President

Date: March 25, 2011

Signatures continue following page

Springing Guarantor:

/s/ Murray H. Goodman

Murray H. Goodman

Date: March 25, 2011